CONSENT SOLICITATION STATEMENT

Consent Solicitation Statement

Solicitation of Waivers and Consents Relating to
8.250% Senior Notes due 2018

Issued by

EPL Oil & Gas, Inc.

CUSIP No. 29270U AN5

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON APRIL 17, 2014. PARENT RESERVES THE RIGHT TO TERMINATE OR EXTEND THE CONSENT SOLICITATION WITH RESPECT TO THE PROPOSED COC AMENDMENTS (AS DEFINED BELOW) IN ITS SOLE DISCRETION. THE TERM “EXPIRATION DATE” SHALL MEAN THE TIME AND DATE ON OR TO WHICH THE CONSENT SOLICITATION IS SO EXPIRED, TERMINATED OR EXTENDED.

Energy XXI (Bermuda) Limited, an exempted company formed under the laws of Bermuda (“Parent”), hereby solicits (the “Consent Solicitation”) consents (“Consents”) from each registered holder (each a “Holder” and, collectively the “Holders”) of the 8.250% Senior Notes due 2018 (the “Notes”) of EPL Oil & Gas, Inc., a Delaware corporation (“EPL”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, this “Consent Solicitation Statement”) and in the accompanying Consent Letter (the “Consent Letter” and, together with this Consent Solicitation Statement, the “Solicitation Documents”), to the Proposed COC Amendments (as defined below) to (i) the Indenture, dated as of February 14, 2011, as heretofore amended or supplemented (the “Indenture”), among EPL, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), under which the Notes were issued. All capitalized terms used herein but not defined in this Consent Solicitation Statement have the respective meanings ascribed to them in the Indenture.

EPL has entered into an Agreement and Plan of Merger, dated as of March 12, 2014 (as same may be amended from time to time, the “Merger Agreement”), with Parent, Energy XXI Gulf Coast, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“EGC”), and Clyde Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EGC (“Merger Sub”), pursuant to which Merger Sub will merge with and into EPL (the “Merger”), with EPL as the surviving corporation, in accordance with provisions of the Delaware General Corporation Law. Under the Indenture, the completion of the Merger would constitute a Change of Control (as such term is defined in the Indenture) and therefore would require EPL, as the surviving corporation, to make a Change of Control Offer (as such term is defined in the Indenture) to each Holder to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes purchased, plus accrued and unpaid interest to the date of purchase. The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Parent is soliciting Consents to: (a) amend the defined term “Change of Control” to provide that the Merger will not constitute a Change of Control and (b) add to, amend, supplement or change certain other defined terms contained in the Indenture related to the foregoing (collectively, the “Proposed COC Amendments”). For the actual text of the Proposed COC Amendments, see “The Amendments.” Except for the foregoing, the Proposed COC Amendments do not include any other changes to the Indenture.

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In the event that the Consent Conditions described under the caption “Summary— Conditions” are satisfied, including the receipt of the Requisite Consents (as defined below) on or prior to the Expiration Date and the completion of the Merger, Parent will pay an aggregate cash payment equal to $2.50 per $1,000 principal amount of Notes for which Consents to the Proposed COC Amendments are validly delivered and unrevoked (the “Consent Fee”) to the Paying Agent (as defined below) on behalf of the Holders who delivered such valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date. In the event the Merger is not consummated on or prior to August 1, 2014, either Parent or EPL may elect to terminate the Merger Agreement, provided that such date may be extended to September 12, 2014 if certain conditions are satisfied, or the parties may otherwise elect to extend such date by mutual agreement. In the event the Consent Conditions are satisfied, Parent will pay the same Consent Fee to all Holders who consent to the Proposed COC Amendments on or prior to the Expiration Date. Holders of Notes for which no Consent is delivered will not be eligible to receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution and effectiveness of the Supplemental Indenture (as defined below) at the Consent Time (as defined below). See “The Consent Solicitation—Consent Fees.”

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes deliver valid and unrevoked Consents to the Proposed COC Amendments (the “Requisite Consents”), EPL is required under the Merger Agreement to execute a supplemental indenture (the “Supplemental Indenture”) effecting the Proposed COC Amendments. The Supplemental Indenture and the Proposed COC Amendments will be effective immediately upon execution, but the Proposed COC Amendments shall cease to be operative if the Merger is not consummated or Parent does not pay the Consent Fee to the Paying Agent on behalf of the Holders. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked.

The Consent Solicitation is being made to all Holders in whose name a Note was registered at 5:00 p.m., New York City time, on April 4, 2014 (the “Record Date”) and their duly designated proxies.

Parent has appointed Ipreo LLC as the Information, Tabulation and Paying Agent with respect to the Consent Solicitation.

The date of this Consent Solicitation Statement is April 7, 2014.

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Following the receipt of the Requisite Consents on or prior to the Expiration Date, EPL intends to execute the Supplemental Indenture. The time and date on which the Supplemental Indenture is executed is hereinafter referred to as the “Consent Time.” Consents to the Proposed COC Amendments may not be revoked at any time after the Consent Time, even if the Expiration Date is later than the Consent Time. Although the Supplemental Indenture and the Proposed COC Amendments will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will cease to be operative if the Merger is not consummated or Parent does not pay the Consent Fee to the Paying Agent on behalf of the Holders. If the Consent Conditions (as defined below) are not satisfied, no Consent Fees will be paid to any Holder.

The delivery of a Consent will not affect a Holder’s right to sell or transfer the Notes. Only Holders of record as of the Record Date, or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants (as defined below), may submit a Consent. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates.

As of April 4, 2014, all of the Notes were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”).

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If Parent becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, Parent will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, Parent cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

CONSENTS SHOULD BE SENT TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE FINAL PAGE OF THIS CONSENT SOLICITATION STATEMENT. UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER DELIVER ANY NOTES.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARENT. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES DESCRIBED OR OTHERWISE REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT.

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AVAILABLE INFORMATION

Parent and EPL file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”) relating to their respective businesses, financial condition and other matters. Certain information, as of particular dates, concerning the Merger and Parent’s and EPL’s respective businesses, principal physical properties, capital structures, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of their securities, any material interests of such persons in transactions with each of them, and other matters is required to be disclosed in periodic reports filed with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Parent and EPL who file electronically with the SEC. The address of that site is http://www.sec.gov. Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement, indenture or other document are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

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FORWARD–LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of the federal securities laws. All statements contained in this Consent Solicitation Statement other than statements of historical fact are forward-looking statements. Forward-looking statements address activities, events or developments that we expect or anticipate will or may occur in the future, including references to future goals or intentions. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or similar words. Whether actual results and developments in the future will conform to our expectations is subject to numerous risks and uncertainties, many of which are beyond our control. Therefore, actual outcomes and results could materially differ from what is expressed or implied in these statements.

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SUMMARY

The Solicitation Documents contain important information that should be read carefully before any decision is made with respect to the Consent Solicitation.

The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement, the Consent Letter and any amendments or supplements hereto or thereto. Capitalized terms not otherwise defined in this summary have the respective meanings ascribed to them elsewhere in this Consent Solicitation Statement.

The Issuer:	EPL Oil & Gas, Inc.

The Notes:	8.250% Senior Notes due 2018 (CUSIP No. 29270U AN5)

The Consent Solicitation:	The purpose of the Consent Solicitation is to seek the Consent of Holders of the Notes to the Proposed COC Amendments, which would waive EPL’s requirement to make a Change of Control Offer in connection with the completion of the Merger. If the Holders of at least a majority in aggregate principal amount of the outstanding Notes validly deliver and do not revoke the Requisite Consents on or prior to the Expiration Date, EPL is required to execute the Supplemental Indenture under the Merger Agreement.

Although the Supplemental Indenture and Proposed COC Amendments will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will cease to be operative if the Merger is not consummated or Parent does not pay the Consent Fee to the Paying Agent for the benefit of the Holders. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked. For the actual text of the Proposed COC Amendments, see “The Amendment.”

The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions:	Parent’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon the receipt of the Requisite Consents on or prior to the Expiration Date, (ii) the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the any of Proposed COC Amendments, or the payment of the Consent Fee or that would question the legality or validity thereof and (iii) the closing of the Merger (collectively, the “Consent Conditions”). In the event the Merger is not consummated on or prior to August 1, 2014, either Parent or EPL may elect to terminate the Merger Agreement, provided that such date may be extended to September 12, 2014 if certain conditions are satisfied, or the parties may otherwise elect to extend such date by mutual agreement.

Record Date:	April 4, 2014 at 5:00 p.m., New York City time.

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Consent Time:	The time and date on which the Supplemental Indenture is executed. EPL is required under the Merger Agreement to execute the Supplemental Indenture following the receipt of the Requisite Consents. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked.

Expiration Date:	The Expiration Date for the Consent Solicitation will be 5:00 p.m., New York City time, on April 17, 2014, unless extended by Parent. See “The Consent Solicitation — Expiration Date; Extensions; Termination.”

Requisite Consents:	Holders of at least a majority in aggregate principal amount of the outstanding Notes must deliver valid Consents to the Proposed COC Amendment to approve the Proposed COC Amendments that are not revoked on or prior to the earlier of the Consent Time and the Expiration Date. As of the date of this Consent Solicitation Statement, the aggregate outstanding principal amount of the Notes was $510 million.

Consent Fee:	A cash payment equal to $2.50 per $1,000 principal amount of Notes for which a Holder validly delivers and does not revoke Consents to the Proposed COC Amendments. No accrued interest will be paid on the Consent Fee. See “—Eligibility for Consent Fee” and “The Consent Solicitation—Consent Fees.” Parent’s obligation to pay the Consent Fee is subject to satisfaction of the Consent Conditions.

Eligibility for Consent Fee, Generally:	In the event that the Consent Conditions are satisfied, Parent will pay the aggregate Consent Fee to the Paying Agent on behalf of the Holders who delivered valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date.

Holders of Notes for which no Consent is delivered on or prior to the Expiration Date will not be eligible to receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

If the Merger is not consummated, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will cease to be operative. In the event the Merger is not consummated on or prior to August 1, 2014, either Parent or EPL may elect to terminate the Merger Agreement, provided that such date may be extended to September 12, 2014 if certain conditions are satisfied, or the parties may otherwise elect to extend such date by mutual agreement.

Eligibility for Consent Fee:	If the Consent Conditions have been satisfied, then:

•	a Holder who validly delivers and does not revoke a Consent to the Proposed COC Amendments on or prior to the Expiration Date will receive the Consent Fee;

•	a Holder who does not validly deliver a Consent or who properly revokes a Consent to the Proposed COC Amendments will not be eligible to receive the Consent Fee.

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Procedures for Delivery of Consents:	Consents must be delivered to the Tabulation Agent on or before the Expiration Date. DTC is expected to grant an omnibus proxy authorizing the DTC Participants to deliver a Consent. Only registered owners of Notes as of the Record Date or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants, are eligible to consent to the Proposed COC Amendments. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes. See “The Consent Solicitation— Consent Procedures.”

Revocation of Consents:	Revocation of Consents to the Proposed COC Amendments may be made at any time prior to the earlier of the Consent Time and the Expiration Date, but only by the Holder that previously granted such Consent (or a duly designated proxy of such Holder). Consents to the Proposed COC Amendments may not be revoked at any time after the Consent Time, even if the Consent Solicitation is extended beyond the Expiration Date. See “The Consent Solicitation—Revocation of Consents.”

Certain United States Federal Income Tax Considerations:	For a summary of certain United States federal income tax consequences to the Holders resulting from the Consent Solicitation, see “Certain United States Federal Income Tax Considerations.”

Solicitation Considerations:	For a discussion of certain consequences in deciding whether to participate in the Consent Solicitation, see “Solicitation Considerations.”

Consequences to Non-Consenting Holders:	Holders of Notes for which no Consent is delivered on or prior to the Expiration Date will not be eligible to receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

Information, Tabulation and Paying Agent:	Ipreo LLC is serving as Information Agent (in such capacity, the “Information Agent”), Tabulation Agent (in such capacity, the “Tabulation Agent”) and Paying Agent (in such capacity, the “Paying Agent”) in connection with the Consent Solicitation. Ipreo LLC is also sometimes referred to as the “Information, Tabulation and Paying Agent.” The Information, Tabulation and Paying Agent’s contact information is listed on the back cover of this Consent Solicitation Statement.

Further Information:	You may direct questions concerning the terms of the Consent Solicitation and requests for additional copies of this Consent Solicitation Statement and the Consent Letter to the Information Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

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Energy XXI (Bermuda) Limited

Energy XXI (Bermuda) Limited (“Parent”) is an independent oil and natural gas exploration and production company with operations focused in the U.S. Gulf Coast and the Gulf of Mexico. Parent’s business strategy includes: (1) acquiring producing oil and gas properties; (2) exploiting and exploring its core assets to enhance production and ultimate recovery of reserves; and (3) utilizing a portion of its capital program to explore the ultra-deep shelf for potential oil and gas reserves.

At June 30, 2013, Parent’s total proved reserves were 178.5 MMBOE based on SEC pricing, of which 75% were oil and 61% were classified as proved developed. Parent operated or had an interest in 463 gross producing wells on 272,262 net developed acres, including interests in 41 producing fields. All of Parent’s properties are primarily located on the U.S. Gulf Coast and in the Gulf of Mexico, with approximately 93% of its proved reserves located offshore. This concentration facilitates Parent’s ability to manage the operated fields efficiently and its high number of wellbore locations provides diversification of its production and reserves.

Parent believes operating its assets is key to its strategy, and approximately 94% of Parent’s proved reserves are on properties operated by it. Parent has a seismic database covering approximately 7,460 square miles, primarily focused on its existing operations. This database has helped Parent identify approximately 243 drilling opportunities. Parent believes the mature legacy fields on its acquired properties will lend themselves well to its aggressive exploitation strategy, and Parent expect to identify incremental exploration opportunities on the properties.

EPL Oil & Gas, iNc.

EPL Oil & Gas, Inc. was incorporated as a Delaware corporation in January 1998 and operates as an independent oil and natural gas exploration and production company based in Houston, Texas and New Orleans, Louisiana. Effective September 1, 2012, EPL changed its legal corporate name from “Energy Partners, Ltd.” to “EPL Oil & Gas, Inc.” through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. EPL’s current operations are concentrated in the U.S. Gulf of Mexico shelf focusing on state and federal waters offshore Louisiana, which it considers to be its core area. EPL has focused on acquiring and developing assets in this region, because the region is characterized by established exploitation, development and exploration opportunities in both productive horizons and deeper geologic formations. EPL’s management professionals and technical staff have considerable geological, geophysical and operational experience that is specific to the Gulf of Mexico and Gulf Coast region, and it has acquired and developed geophysical and geological data relating to these areas.

As of December 31, 2013, EPL had estimated total proved reserves of 80.4 Mmboe, of which 64% were oil and 71% were proved developed. Of these proved developed reserves, 69% were oil reserves.

The Amendment

THE FOLLOWING STATEMENTS INCLUDE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE AGREEMENTS AMONG PARENT, EPL, EGC AND MERGER SUB AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. COPIES OF THE AGREEMENTS HAVE BEEN FILED BY PARENT AND EPL WITH THE SEC AS EXHIBITS TO THEIR RESPECTIVE CURRENT REPORTS ON FORM 8-K FILED WITH THE SEC ON MARCH 13, 2014 AND ARE ALSO AVAILABLE FROM PARENT UPON REQUEST. CAPITALIZED TERMS USED IN THIS SECTION BUT NOT DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE INDENTURE.

If the Requisite Consents are obtained, the Amendment to the Indenture will be effected by, and will become effective upon, execution of a Supplemental Indenture among EPL, the Guarantors and the Trustee. The Supplemental Indenture will provide, however, that the Proposed COC Amendments will cease to be operative if the Merger is not consummated or the Consent Fee is not paid. All Holders of Notes, including non-consenting Holders, will be bound by the Amendment, if operative.

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The purpose of the Consent Solicitation is to amend the Indenture to modify the definition of “Change of Control” so that the consummation of the pending transaction involving Parent and EPL will not result in a Change of Control entitling holders of the Notes to require EPL to repurchase their Notes at a purchase price of 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase.

As previously announced, EPL entered into an Agreement and Plan of Merger on March 12, 2014 with Parent, EGC and Merger Sub, which provides for the acquisition of EPL by Parent. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into EPL,with EPL surviving as an indirect wholly owned subsidiary of Parent.

If the Merger is completed, each share of EPL’s common stock, par value $0.001 per share, issued and outstanding (other than dissenters’ shares, treasury shares or shares held by Parent or any of its subsidiaries) will be converted into the right to receive, at the election of the holder, but subject to proration with respect to the stock and cash portion so that 65% of the aggregate merger consideration is paid in cash and 35% in common shares of Parent, par value $0.005 per share: (i) (x) 0.584 of a share of Parent common stock and (y) $25.35 in cash without interest; (ii) $39.00 cash without interest; or (iii) 1.669 shares of Parent common stock (collectively, the “merger consideration”). The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. Shares of Parent common stock outstanding before the completion of the Merger will remain outstanding and will not be exchanged, converted or otherwise changed in the Merger.

The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement.

We refer to the transactions described above as the “Acquisition Transactions.”

The following is a description of the Amendment. The text proposed to be added to the definition of “Change of Control” in Section 1.01 of the Indenture is underlined.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, the Acquisition Transactions shall not constitute a Change of Control.

The Amendment will also add to Section 1.01 of the Indenture a definition of "Acquisition Transactions" that is consistent with the definition used in this Consent Solicitation Statement.

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SOLICITATION CONSIDERATIONS

Prior to delivering a Consent, Holders of the Notes should carefully consider the factors set forth below in addition to the other information described elsewhere or incorporated by reference in this Consent Solicitation Statement.

Adverse Effect of the Proposed COC Amendments on Non-Consenting Holders

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes validly deliver the Requisite Consents on or prior the Expiration Date and do not revoke the Requisite Consents on or prior to the earlier of the Consent Time and the Expiration Date, EPL is required under the Merger Agreement to execute the Supplemental Indenture effecting the Proposed COC Amendments, thus waiving EPL’s obligation to make a Change of Control Offer in connection with the completion of the Merger (the “COC Offer”) or the other transactions contemplated by the Merger Agreement. Once the Supplemental Indenture is effective, any Consents given may not be revoked. Once the Supplemental Indenture becomes effective, it will be binding on all Holders of Notes whether or not they delivered a Consent to the Proposed COC Amendments.

Holders of Notes that do not deliver valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date will not be eligible to receive the Consent Fee.

The Consummation of the Consent Solicitation is Subject to Certain Conditions

Parent’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon the Consent Conditions. We cannot assure Holders that the Consent Conditions will be satisfied and that Holders that have delivered valid and unrevoked Consents will receive the Consent Fee.

There Can Be No Assurance to Holders that Existing Rating Agency Ratings for the Notes Will Be Maintained

We cannot assure Holders that as a result of the Consent Solicitation or otherwise, one or more rating agencies, including Standard & Poor’s or Moody’s, would not take action to downgrade or negatively comment upon their respective ratings of the Notes. Any downgrade or negative comment would likely adversely affect the market price of the Notes. We believe that the rating agencies may potentially react to the Consent Solicitation if the Proposed COC Amendments become effective.

If the Requisite Consents are not received and Notes are tendered in the Change of Control Offer, the trading prices of the Notes may be materially and adversely impacted

If the Requisite Consents are not received and the Merger is completed, EPL will be required to purchase any Notes tendered pursuant to the Indenture. Parent expects to finance its purchase of any tendered Notes by drawing down on bridge loans or by issuing new notes in an aggregate principal amount to pay for the Notes tendered pursuant to the COC Offer (including the change of control premium) and accrued and unpaid interest to the date of the settlement of the COC Offer.

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The combined company’s debt may limit its financial flexibility.

Parent and EPL each have a significant amount of debt outstanding. As of March 12, 2014, EPL had $745 million principal amount of long-term indebtedness net of cash, including $510 million principal amount of bonds, $235 million of secured debt under its credit facility and de minimis cash. As of the same date, Parent had $1,809 million principal amount of long-term indebtedness net of cash including $1,900 million principal amount of bonds, $217 million of secured debt under its credit facility, $8 million of other indebtedness, and $316 million of cash. To finance the Merger, Parent has entered into a debt commitment letter pursuant to which and upon the terms and subject to the conditions set forth therein, lenders have committed to provide an aggregate of $587.5 million increase to the borrowing base under its amended revolving credit facility and to provide an aggregate of $400 million of the principal amount of the commitments under a bridge facility. Parent has also committed to backstop the EPL change of control put right on EPL’s $510 million aggregate principal amount of outstanding 8.250% senior notes due in 2018. Assuming the transaction closed as of March 12, 2014, the pro forma total principal amount of long-term indebtedness net of cash following the consummation of the merger will be approximately $3,623 million, consisting of $2,710 million of bond financing, $1,067 million drawn on its revolver, $8 million of other indebtedness and $162 million of cash. In either case, the combined company will have significantly more long-term debt and will be highly leveraged.

In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s cash flow from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

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THE CONSENT SOLICITATION

General

Parent is soliciting Consents from Holders of the Notes, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed COC Amendments. See “Proposed Amendments.”

Holders must consent to the Proposed COC Amendments in their entirety.

Following the receipt of the Requisite Consents on or prior to the Expiration Date, EPL intends to, subject to the satisfaction of the applicable conditions, execute the Supplemental Indenture. Consents to the Proposed COC Amendments may not be revoked at any time after the earlier of the Consent Time and the Expiration Date, even if the Consent Time occurs prior to the Expiration Date. Although the Supplemental Indenture and the Proposed COC Amendments will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments shall cease to be operative if the Merger is not consummated or the Consent Fee is not paid to the Paying Agent for the benefit of the Holders. If the Consent Conditions have not been satisfied prior to termination of the Merger Agreement, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will cease to be operative. In the event the Merger is not consummated on or prior to August 1, 2014, either Parent or EPL may elect to terminate the Merger Agreement, provided that such date may be extended to September 12, 2014 if certain conditions are satisfied, or the parties may otherwise elect to extend such date by mutual agreement.

In addition to the use of the mail, Consents may be solicited by officers and other employees of Parent, without any additional remuneration, in person, or by telephone, telegraph, or facsimile transmission.

Before, during or after the Consent Solicitation, Parent or EPL or any of their respective affiliates may purchase Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise. Any future purchases will depend on various factors at that time.

The Consent Solicitation is being made to all Holders in whose name a Note was registered at the Record Date and their duly designated proxies.

Requisite Consents

The consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes is required to approve the Proposed COC Amendments.

Consent Fees

The Consent Fee will be a cash payment equal to $2.50 per $1,000 principal amount of Notes for which a Holder validly delivers and does not revoke Consents to the Proposed COC Amendments on or prior to the Expiration Date, subject to satisfaction of the applicable conditions. No accrued interest will be paid on the Consent Fee.

If (a) the Consent Conditions are satisfied, (b) the Consent Solicitation is not abandoned or terminated for any reason on or before the Expiration Date and (c) all other terms of the Consent Solicitation set forth herein are satisfied, then:

•	a Holder who validly delivers Consents to the Proposed COC Amendments on or prior to the Expiration Date and does not revoke its Consent on or prior to the earlier of the Consent Time and the Expiration Date will receive the Consent Fee; and

•	a Holder who does not validly deliver Consents on or prior to the earlier of the Consent Time and the Expiration Date or who revokes Consents to the Proposed COC Amendments will not be eligible to receive any Consent Fee.

Parent will pay the aggregate Consent Fee to the Paying Agent for the benefit of consenting Holders (but not to any subsequent transferees of such Notes) as specified above.

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Consent Fees, Generally

Holders of Notes for which no Consent is delivered on or prior to the Expiration Date (and any subsequent transferees) will not be eligible to receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

Parent will be deemed to have accepted valid and unrevoked Consents if and when Parent gives oral or written notice to the Tabulation Agent of Parent’s acceptance of such Consents pursuant to the Consent Solicitation and EPL has entered into the Supplemental Indenture. Upon the terms and subject to the conditions of the Consent Solicitation (including the Consent Conditions), payment of the Consent Fees will be made by deposit of the Consent Fees with the Paying Agent, which will act as agent for consenting Holders for the purpose of receiving payments of Consents Fees from Parent and transmitting such payments of Consent Fees to consenting Holders. The Paying Agent will then deliver the Consent Fees by check or wire of immediately available funds, pursuant to the written instructions furnished in the Consent Letter. Upon the deposit of funds with the Paying Agent for the purpose of making payments of Consent Fees to consenting Holders, Parent’s obligation to make such payments of Consent Fees shall be satisfied, and consenting Holders must thereafter look solely to the Paying Agent for payments of amounts owed to them by reason of acceptance of Consents pursuant to the Consent Solicitation.

If the Consent Conditions are not satisfied or the Consent Solicitation is abandoned or terminated for any reason, the Consents will be voided and no Consent Fee will be paid.

Expiration Date; Extensions; Termination

The Consent Solicitation will expire at 5:00 p.m., New York City time on April 17, 2014. Parent reserves the right to terminate or extend the Consent Solicitation with respect to the Proposed COC Amendments in its sole discretion. The term “Expiration Date” shall mean the time and date on or to which the Consent Solicitation expires, which date may be extended.

Parent reserves the right to terminate or extend the Consent Solicitation with respect to the Proposed COC Amendments in its sole discretion and at any time from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Tabulation Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders). Such announcement or notice may state that Parent is extending the Consent Solicitation for a specified period of time or on a daily basis. The failure of any Holder or beneficial owner of the Notes to receive such notice will not affect the termination or extension of the Consent Solicitation. The term “Expiration Date” shall mean the time and date on or to which the Consent Solicitation expires, which date may be terminated or extended as described above.

Parent expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Date by giving oral or written notice thereof to the Tabulation Agent, and (ii) not to extend the Consent Solicitation beyond the last previously announced Expiration Date. Any such action by Parent will be followed as promptly as practicable by notice thereof by press release or by other public announcement (or by written notice to the Holders).

Conditions of the Consent Solicitation

Parent’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon (collectively, the “Consent Conditions”):

•	the receipt of the Requisite Consents on or prior to the Expiration Date;

•	the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the any of Proposed COC Amendments, or the payment of the Consent Fee or that would question the legality or validity thereof; and

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•	the closing of the Merger.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent). The foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Failure to Obtain the Requisite Consent

In the event that the Requisite Consents are not obtained and the Consent Solicitation is terminated, the Supplemental Indenture will not be executed and the Proposed COC Amendments will not become operative. Further, under that circumstance, if the Merger is completed, a Change of Control will be deemed to have occurred and each Holder will be able to require EPL (or a third party acting instead of EPL) to make a Change of Control Offer to each Holder (unless such an offer has previously been made without respect to such Change of Control) to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of purchase.

Consent Procedures

Only Holders of record as of the Record Date may execute and deliver a Consent Letter. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent Letter. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the appropriate form of Consent Letter, and mail or deliver it to the Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

A beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes.

The delivery of a Consent will not affect a Holder’s right to sell or transfer the Notes. All Consents received by the Tabulation Agent on or before the Expiration Date will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Holder revokes such Consent prior to the Consent Time by following the procedures set forth under “Revocation of Consents” below.

As of April 4, 2014, all of the Notes were held through DTC by DTC Participants.

HOLDERS WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND DULY EXECUTED CONSENT LETTERS TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT LETTER IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN.

CONSENTS SHOULD BE DELIVERED TO THE TABULATION AGENT, NOT TO PARENT, EPL, THE GUARANTORS OR THE TRUSTEE. HOWEVER, PARENT AND EPL RESERVE THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THEM.

Holders should not tender or deliver Notes at any time.

All Consents that are properly completed, signed and delivered to the Tabulation Agent, and not revoked, on or prior the earlier of the Consent Time and the Expiration Date will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed COC Amendments should complete, sign and date, the Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Tabulation Agent at the address or facsimile listed on the back cover page of this Consent Solicitation Statement and on the Consent Letter, all in accordance with the instructions contained herein and therein.

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The Consent Letter must be executed by record Holders in exactly the same manner as such Holders’ names are so registered. Consents by DTC Participants must be executed in exactly the same manner as such DTC Participants’ names are registered with DTC. If a Consent is signed by a duly designated proxy such as a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such proxy must so indicate when signing and must submit with the Consent Letter appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes which such DTC Participant holds through DTC, the Holder must list the principal amount of Notes which such Holder holds to which the Consent relates. If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if none of the boxes is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the DTC Participant and the Holder will be deemed to have consented to the Proposed COC Amendments with respect to the entire aggregate principal amount of Notes so held directly or indirectly by such Holder.

The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by Parent in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. Parent reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Parent, or its counsel, be unlawful. Parent also reserves the right, subject to such final review as the Trustee prescribes for the proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as Parent determines. None of Parent, EPL or any of their respective affiliates, the Tabulation Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Parent’s interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

Revocation of Consents

Each Holder who delivers a Consent pursuant to the Consent Solicitation will agree in the Consent Letter that: (a) it will not revoke its Consent after the Consent Time even if the Expiration Date has not occurred and (b) that until the Consent Time, it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below. Each properly completed and executed consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revocation of Consents provided below has been followed. Parent will make prompt public disclosure by press release of the occurrence of the Expiration Date.

Prior to the earlier of the Consent Time and the Expiration Date, any Holder may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A Holder desiring to revoke a Consent must, or cause a duly designated proxy of such Holder to, deliver to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent in the form of a subsequent Consent Letter indicating such Holder’s revocation of Consent and the total principal amount of Notes which such Holder holds to which the revocation relates. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder (or duly designated proxy) who delivered such revocation.

The revocation must be executed by such Holder in the same manner as the Holder’s name appears on the Consent to which the revocation relates. If a revocation is signed by a duly designated proxy such as a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such proxy must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement and the Consent Letter. A beneficial owner of Notes who is not the Holder as of the Record Date of such Notes must instruct the Holder of such Notes to revoke any Consent already given with respect to such Notes.

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Parent reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by Parent in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of Parent, EPL or any of their respective affiliates, the Tabulation Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

Once the Supplemental Indenture is executed, any Consents validly given may not be revoked.

Tabulation Agent, Information Agent and Paying Agent

Parent has retained Ipreo LLC as the Information, Tabulation and Paying Agent in connection with the Consent Solicitation. As Information Agent, Ipreo LLC will be responsible for answering questions concerning the terms of the Consent Solicitation and providing additional copies of this Consent Solicitation Statement and the Consent Letter. As Tabulation Agent, Ipreo LLC will be responsible for collecting Consents. As Paying Agent, Ipreo LLC will be responsible for receiving instructions from Parent to accept Consents, receiving payments of the Consent Fees from Parent and, upon receipt of payments of the Consent Fees, bearing sole responsibility for making such payments of the Consent Fees to consenting Holders whose Consents have been accepted by Parent. Ipreo LLC will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses from Parent.

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FEES AND EXPENSES

Parent will bear all the costs of the Consent Solicitation, including the fees and expenses of the Information Agent, the Tabulation Agent and the Paying Agent. Parent will pay the Trustee under the Indenture reasonable and customary compensation for its services in connection with the Consent Solicitation, plus reimbursement for documented and reasonable out-of-pocket expenses. Parent will pay all other fees and documented and reasonable out-of-pocket expenses attributable to the Consent Solicitation and the execution of the Proposed COC Amendments, other than expenses incurred by Holders or beneficial owners of Notes.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH BENEFICIAL OWNER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY BENEFICIAL OWNER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A BENEFICIAL OWNER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS INCLUDED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE CONSENT SOLICITATION; AND (C) EACH BENEFICIAL OWNER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to U.S. Holders and non-U.S. Holders (each as defined below and collectively “beneficial owners”), relating to the Consent Solicitation and the Amendment as of the date hereof. The following discussion does not purport to be a full description of all U.S. federal income tax consequences of the Consent Solicitation and the Amendment and does not address any other tax consequences that might be applicable to a beneficial owner of the Notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction, the U.S. federal estate and gift tax, the alternative minimum tax, or the unearned Medicare contribution tax imposed pursuant to Section 1411 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular beneficial owners of Notes in light of their particular circumstances and does not address beneficial owners that are subject to special tax rules, such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans, persons subject to the alternative minimum tax, persons holding the Notes as part of a hedging or conversion transaction, a straddle, a constructive sale or other integrated transaction, United States persons whose functional currency is not the U.S. dollar, traders that elect to mark-to-market their securities, former citizens or long-term residents of the United States and partnerships or other pass through entities or investors therein. The discussion below assumes that the Notes are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment).

The discussion of the U.S. federal income tax considerations below is based on currently existing provisions of the Code, the applicable U.S. Treasury Regulations promulgated and proposed under the Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis, which could cause the U.S. federal income tax consequences to the beneficial owners of the Notes to differ significantly from those described below. In addition, neither Parent nor EPL has obtained, nor does either Parent or EPL intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to any tax consequence of the Consent Solicitation, the Amendment or the Consent Fee. As a result, no assurance can be given that the IRS would not successfully challenge one or more of the tax consequences or matters described herein. Because individual circumstances may differ, beneficial owners are strongly urged to consult their own tax advisors with respect to their particular tax situation and the particular tax effects to them of any U.S. federal, state, local, non-U.S. or other tax laws and possible changes in the tax laws.

As used herein, “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

As used herein, “non-U.S. Holder” means a beneficial owner of Notes that is an individual, corporation, trust or estate for U.S. federal income tax purposes that is not a U.S. Holder, as defined above.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes should consult their own tax advisors regarding the tax consequences to them of the adoption of the Amendment and the receipt of a Consent Fee.

U.S. Federal Income Tax Considerations for U.S. Holders

Tax Treatment of the Amendment

The tax treatment of the Amendment, if it becomes effective, to a U.S. Holder of Notes will depend in part upon whether the modification (taking into account the payment of the Consent Fee) results in a “deemed” exchange of the “old” Notes for “new” Notes for U.S. federal income tax purposes. The modification of a debt instrument generally will be treated as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” within the meaning of the U.S. Treasury Regulations promulgated under Section 1001 of the Code.

The U.S. Treasury Regulations set forth a general rule which provides that a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications collectively, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. The U.S. Treasury Regulations also provide specific rules that describe modifications that will be treated as significant and certain modifications that will not be treated as significant. If a modification is not specifically addressed in these rules, the determination of whether the modification is significant is made based on the general rule.

The U.S. Treasury Regulations provide that a modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification but do not define what constitutes a customary accounting or financial covenant. The modification to the provision of the indenture entitling holders of Notes to require the Company to repurchase their Notes upon a “Change of Control” may not constitute the alteration of a customary accounting or financial covenant and there are no other specific rules that address such a modification. As a result, whether the Amendment constitutes a significant modification could be tested under the general rule. Although not free from doubt, Parent intends to take the position on behalf of EPL, based on the facts and circumstances, that the Amendment does not alter the legal rights and obligations of the beneficial owners of Notes in a manner that is economically significant and, thus, should not be treated as a significant modification of the Notes.

The U.S. Treasury Regulations further provide that a change in yield of a debt instrument is a significant modification if the yield on the modified obligation, computed in the manner described in the U.S. Treasury Regulations, varies from the annual yield on the unmodified instrument (determined on the date of the modification) by more than the greater of (i) 1/4 of one percent; or (ii) 5 percent of the annual yield of the unmodified instrument. For purposes of determining the yield of the modified debt instrument, payments (such as the Consent Fee) paid to the beneficial owners as consideration for the modification are taken into account as a reduction of issue price. Based on the tests set forth in the U.S. Treasury Regulations, the payment of the Consent Fee would not affect the yield on the Notes to the extent necessary to cause a significant modification of the Notes.

Parent will take the position on behalf of EPL that adoption of the Amendment and payment of the Consent Fee should not result in a deemed exchange of the Notes for U.S. federal income tax purposes. Based on that position, and without taking into consideration the consequences of the payment of any Consent Fee (which is discussed below), U.S. Holders will not recognize any gain or loss upon the adoption of the Amendment and will have the same adjusted tax basis, holding period and accrued market discount, if any, with respect to the Notes after the Amendment is effective as such U.S. Holders did before the adoption of the Amendment.

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If, contrary to this position, the Amendment and payment of the Consent Fee were treated as causing a deemed exchange of the existing Notes for “new” Notes, such an exchange would be a taxable transaction for U.S. federal income tax purposes. In such case, a U.S. Holder may be treated as recognizing income or gain and the “new” Notes may be treated as issued with original issue discount if their principal amount exceeds their deemed issue price at the time of the deemed exchange. Any original issue discount would be required to be included in the income of the U.S. Holders on a constant yield basis over the term of the “new” Notes and in advance of cash payments attributable to such income, unless the original issue discount falls under a statutory de minimis rule.

U.S. Holders are urged to consult their own tax advisors regarding the risk that the Amendment and the Consent Fee will be treated as a significant modification resulting in a deemed exchange.

Tax Treatment of the Consent Fee

The U.S. federal income tax treatment of the Consent Fee is uncertain. If, as Parent will take the position on behalf of EPL, the adoption of the Amendment and payment of the Consent Fee do not result in a significant modification of the Notes, a Consent Fee may constitute a separate payment for consenting to the Amendment. In that case, a U.S. Holder generally would recognize ordinary income in an amount equal to the Consent Fee at the time such fee accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is possible, however, that a Consent Fee could be treated as a payment of any accrued and unpaid interest (to the extent thereof) and then as a portion of the principal under a Note, which would not be taxable to a U.S. Holder and would reduce the U.S. Holder’s adjusted tax basis in the Note. Under that characterization, a U.S. Holder would realize additional gain or a reduced loss upon a sale, retirement or other disposition of the Note. Certain other alternative characterizations might also apply. U.S. Holders are encouraged to consult their own tax advisors regarding the proper U.S. federal income tax treatment of the receipt of a Consent Fee, including the tax treatment if the adoption of the Amendment or receipt of the Consent Fee is considered to result in a deemed exchange. Although the matter is not free from doubt, Parent will take the position on behalf of itself and EPL that the Consent Fee is a separate taxable payment.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

Tax Treatment of the Amendment

Subject to the discussion of the Consent Fee, a non-U.S. Holder should not recognize gain or loss for U.S. federal income tax purposes if the Amendment is adopted (assuming, as Parent will take the position on behalf of EPL, that there will be no deemed exchange of the Notes for U.S. federal income tax purposes). If, however, the IRS were to successfully challenge such treatment, such non-U.S. Holder could be treated as exchanging such Note for a new Note and may be subject to U.S. federal income or withholding tax.

Non-U.S. Holders are urged to consult their own tax advisors regarding the risk that the Amendment and the Consent Fee will be treated as a significant modification resulting in a deemed exchange.

Tax Treatment of the Consent Fee

As described above, the U.S. federal income tax treatment of the receipt of the Consent Fee is not clear. Receipt of the Consent Fee by a non-U.S. Holder with respect to a Note may be treated as (i) a separate payment for consenting to the Amendment, or (ii) a payment on such Note, which may be treated first as a payment of any accrued and unpaid interest (to the extent thereof) and then as a payment of a portion of the principal under a Note. Although the matter is not free from doubt, Parent will take the position on behalf of itself and EPL that the Consent Fee is a separate taxable payment.

The applicable withholding agent may deduct U.S. federal withholding tax at a rate of 30% from a Consent Fee paid to a non-U.S. Holder, unless (i) the non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed IRS Form W-8ECI, or (ii) a U.S. tax treaty either eliminates or reduces such U.S. withholding tax with respect to the Consent Fee paid to the non-U.S. Holder and the non-U.S. Holder provides a properly executed IRS Form W-8BEN (claiming an exemption from or reduction in withholding under an applicable treaty). If such U.S. withholding tax results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS.

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If a non-U.S. Holder is engaged in a trade or business in the United States and the Consent Fee is effectively connected with the conduct of that trade or business, the non-U.S. Holder will be subject to U.S. federal income tax on the Consent Fee generally in the same manner as if it were a U.S. Holder, unless an applicable tax treaty provides otherwise. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax at a rate of 30% (or lesser rate determined under an applicable treaty) on its effectively connected earnings and profits (which may include the Consent Fee), subject to adjustment.

U.S. Federal Income Tax Considerations Applicable to Non-Consenting Beneficial Owners

If, as Parent will take the position on behalf of EPL, the adoption of the Amendment and payment of a Consent Fee do not result in a significant modification of the Notes, a non-consenting beneficial owner of a Note that does not receive a Consent Fee should not recognize any income, gain or loss as a result of the adoption of the Amendment. Non-consenting beneficial owners should consult their own tax advisors regarding the tax consequences to them if the adoption of the Amendment is considered to result in a deemed exchange of the Notes.

U.S. Backup Withholding and Information Reporting

U.S. backup withholding (at a rate of 28%) generally will not apply to the payment of a Consent Fee to a U.S. Holder if the U.S. Holder (i) is an exempt recipient and, if requested, certifies to such status or (ii) provides a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. Holder will be asked to provide its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 included in the Consent Letter.

U.S. backup withholding generally will not apply to any Consent Fee received by a non-U.S. Holder if certain certifications are provided or the non-U.S. Holder otherwise establishes an exemption and the withholding agent does not have actual knowledge or reason to know that such beneficial owner is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. Non-U.S. Holders can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, each of which may be obtained from the Tabulation Agent or the IRS website at www.irs.gov.

Beneficial owners of Notes should consult their own tax advisors regarding the application of U.S. backup withholding, the availability of an exemption from U.S. backup withholding and the procedures for obtaining such an exemption, if available. Even if a beneficial owner establishes such an exemption, however, information returns may be filed with the IRS in connection with the payment of the Consent Fee.

Backup withholding is not an additional tax. The amount of any U.S. backup withholding will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle such owner to a refund if the required information is timely furnished to the IRS.

The foregoing summary does not discuss all the aspects of U.S. federal income taxation that may be relevant to particular beneficial owners in light of their particular circumstances and income tax situations. Beneficial owners should consult their own tax advisors as to particular tax consequences to them of the Consent Solicitation, the Amendment and the Consent Fee, including the effect any U.S. federal, state, local, non-U.S. or other tax laws.

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You may direct questions concerning the terms of the Consent Solicitation and requests for additional copies of this Consent Solicitation Statement and the Consent Letter to the Information Agent at its address and telephone number set forth below. Do not contact either Parent or EPL directly.

The Information Agent, Tabulation Agent and Paying Agent for the Consent Solicitation is:

Ipreo LLC

65 Broadway, 16th Floor

New York, New York 10006

Attn: Aaron Dougherty

Email: consent@ipreo.com

Banks and Brokers call: (212) 849-3880

Toll free (888) 593-9546

By facsimile:

(For Eligible Institutions only)

(888) 254-6152

Confirmation:

(212) 849-3880

By Mail:	By Overnight Courier:	By Hand:
65 Broadway, 16th Floor New York, New York 10006	65 Broadway, 16th Floor New York, New York 10006	65 Broadway, 16th Floor New York, New York 10006

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